Globe Specialty Metals Announces First Quarter Fiscal 2010 Results
New York, N.Y., November 12, 2009 — Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announces results for the quarter ended September 30, 2009. Key points are as follows:
•	Net sales for the quarter were up 29%, to $105.5 million, from the previous quarter. Tons shipped increased 25% from the previous quarter.
•	Operating income was $12.3 million in the quarter compared to $0.9 million in the previous quarter.
•	EBITDA for the quarter increased 62% from the previous quarter to $19.9 million. EBITDA includes charges for non-cash stock compensation.
•	EPS for the quarter was $0.12 per diluted share compared to $0.02 in the previous quarter.
The Company posted first quarter net income attributable to GSM shareholders of $8.4 million, or $0.12 a diluted share, compared to net income of $1.6 million or $0.02 per diluted share in the June 2009 quarter and $17.0 million or $0.20 per diluted share in the first quarter of last year.
Shipments in the quarter increased 25% from the June 2009 quarter as a result of continuing improvements in our customers’ businesses.
Capital expenditures were $4.3 million in the quarter which is in line with our quarterly expectation for the remainder of fiscal 2010.
The Company generated $24.7 million of operating cash flow in the quarter largely as a result of cash earnings and working capital reductions. Cash and cash equivalents totaled $114.0 million at September 30, 2009, which included $36.5 million of proceeds from our initial public offering. As sales volumes increased in the quarter, we saw higher levels of accounts receivable, but inventory levels continued their decline. We would expect raw material inventory levels to rise somewhat in our second quarter as we have reopened our Niagara Falls plant.
On November 5th we closed two major transactions with Dow Corning for gross proceeds to Globe of $175 million. We formed a joint venture with Dow Corning at the Alloy, West Virginia silicon metal facility and sold the Brazilian operation to Dow Corning.
“The increase in our first quarter earnings from the previous quarter, which was driven by higher volumes, reaffirms our significant potential,” said CEO Jeff Bradley. “Our production levels, sales and earnings continue to rise as our customers see an improved business environment.”
Bradley continued, “The transactions we just completed with Dow Corning provide us with an even stronger foundation for long-term profitable growth than at any time in our history. Our strong balance sheet and cost structure, the drive and dedication to excellence of all employees and our ability to react to the markets we serve will fuel this growth.”
Conference Call
Globe will review first quarter results during its quarterly conference call tomorrow, November 13, 2009, at 9:00 a.m. Eastern Daylight Time. The dial-in number for the call is 800-263-8506. International callers should dial 719-457-2715. Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the November 13, 2009 Conference Call link to access the call.
About Globe Specialty Metals
Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.
Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the “Company”) regarding its business, financial condition, the economy and other future conditions.
Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.
Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.
EBITDA
EBITDA is a non-GAAP measure.
We have included EBITDA to provide a supplemental measure of our performance which we believe is important because it eliminates items that have less bearing on our current and future operating performance and so highlight trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. A reconciliation of EBITDA to net income attributable to Globe Specialty Metals, Inc. is provided in the attached financial statements.
Source: Globe Specialty Metals, Inc.
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.com
Or
Jeff Bradley, 212-798-8122
Chief Executive Officer
Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2009	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$114,020	61,876
Accounts receivable, net of allowance for doubtful accounts	38,513	24,094
Inventories	57,283	67,394
Prepaid expenses and other current assets	19,996	24,675

Total current assets	229,812	178,039
Property, plant, and equipment, net	215,353	217,507
Goodwill	51,835	51,828
Other intangible assets	967	1,231
Investments in unconsolidated affiliates	7,910	7,928
Deferred tax assets	1,737	1,598
Other assets	14,203	15,149

Total assets	$521,817	473,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,585	21,341
Current portion of long-term debt	18,906	16,561
Short-term debt	7,628	6,688
Accrued expenses and other current liabilities	49,787	46,725

Total current liabilities	101,906	91,315
Long-term liabilities:
Long-term debt	28,854	36,364
Deferred tax liabilities	18,890	18,890
Other long-term liabilities	16,108	15,359

Total liabilities	165,758	161,928

Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	339,923	303,364
Retained earnings	13,102	4,660
Accumulated other comprehensive loss	(3,666)	(3,644)
Treasury stock at cost	(4)	(4)

Total Globe Specialty Metals, Inc. stockholders’ equity	349,362	304,383
Noncontrolling interest	6,697	6,969

Total stockholders’ equity	356,059	311,352

Total liabilities and stockholders’ equity	$521,817	473,280

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Income Statements
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008

Net sales	$105,458	81,681	149,157
Cost of goods sold	79,978	68,047	107,138
Selling, general, and administrative expenses	13,184	12,122	14,032
Research and development	38	272	593
Restructuring charges	(68)	324	—

Operating income	12,326	916	27,394
Other income (expense):
Interest income	136	99	403
Interest expense, net of capitalized interest	(1,318)	(1,351)	(2,051)
Foreign exchange gain (loss)	2,415	5,163	(1,309)
Other (loss) income	(7)	749	844

Income before provision for income taxes	13,552	5,576	25,281
Provision for income taxes	5,383	4,319	8,702

Net income	8,169	1,257	16,579
Losses attributable to noncontrolling interest, net of tax	273	381	386

Net income attributable to Globe Specialty Metals, Inc.	$8,442	1,638	16,965

Weighted average shares outstanding:
Basic	71,115	66,944	63,137
Diluted	72,543	66,944	83,057
Earnings per common share:
Basic	$0.12	0.02	0.27
Diluted	0.12	0.02	0.20

EBITDA:
Net income attributable to Globe Specialty Metals, Inc.	$8,442	1,638	16,965
Provision for income taxes	5,383	4,319	8,702
Net interest expense	1,182	1,252	1,648
Depreciation and amortization	4,912	5,067	4,943

EBITDA	$19,919	12,276	32,258

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Cash flows from operating activities:
Net income	$8,169	1,257	16,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,912	5,067	4,943
Share-based compensation	1,755	1,691	2,405
Deferred taxes	(55)	8,812	583
Changes in operating assets and liabilities:
Accounts receivable, net	(14,465)	6,783	256
Inventories	9,805	8,965	(7,338)
Prepaid expenses and other current assets	7,232	(5,128)	(3,814)
Accounts payable	5,353	659	(830)
Accrued expenses and other current liabilities	(816)	1,573	3,386
Other	2,835	2,696	(43)

Net cash provided by operating activities	24,725	32,375	16,127

Cash flows from investing activities:
Capital expenditures	(4,255)	(4,930)	(14,217)
Held-to-maturity treasury securities	—	—	2,987
Other investing activities	—	—	12

Net cash used in investing activities	(4,255)	(4,930)	(11,218)

Cash flows from financing activities:
Proceeds from warrants exercised	—	—	833
Net payments of long-term debt	(5,167)	(5,307)	(338)
Net borrowings (payments) of short-term debt	940	(4,978)	(4,600)
Sale of common stock	36,456	—	—
Other financing activities	(527)	(271)	(1,700)

Net cash provided by (used in) financing activities	31,702	(10,556)	(5,805)

Effect of exchange rate changes on cash and cash equivalents	(28)	(35)	56

Net increase (decrease) in cash and cash equivalents	52,144	16,854	(840)
Cash and cash equivalents at beginning of period	61,876	45,022	73,994

Cash and cash equivalents at end of period	$114,020	61,876	73,154

Supplemental disclosure of cash flow information:
Cash paid for interest	$990	1,195	3,194
Cash (refunded) paid for income taxes, net	(2,397)	1,256	1,127

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Shipments in metric tons:
Silicon metal	25,962	20,089	33,135
Silicon-based alloys	14,110	12,093	22,126

Total shipments^	40,072	32,182	55,261

Average selling price:
Silicon metal	$2,673	2,594	2,567
Silicon-based alloys	2,095	2,044	2,393

Total^	$2,470	2,388	2,497

^	Excludes by-products